Exhibit 4.3

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of our capital stock registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the complete text of our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Second Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Title 8 of the Delaware Code for additional information.

The authorized capital stock of Smart Sand, Inc. consists of 350,000,000 shares of common stock, $0.001 par value per share (“common stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share (“preferred stock”). Our preferred stock is not registered pursuant to Section 12 of the Exchange Act.

As of February 21, 2023, 47,843,498 shares of common stock were issued and 45,831,269 shares of common stock were outstanding.

Common Stock

Dividend Rights

Subject to the rights of any holders of any outstanding shares or series of preferred stock, holders of common stock are entitled to the payment of dividends when and as declared by our board of directors in accordance with applicable law and to receive other distributions.

Voting Rights

Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Liquidation Rights

Subject to the rights of any holders of any outstanding shares or series of preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, our funds and assets, to the extent they may be legally distributed to holders of common stock, shall be distributed among the holders of the then outstanding common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Other Rights and Preferences

All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no pre-emptive or other subscription rights.

Classification of the Board of Directors

Our Certificate of Incorporation divide our board of directors into three classes, as nearly equal in number as possible, with staggered three-year terms. Subject to our stockholders agreement, under our Certificate of Incorporation and our Bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even though less than a quorum of the board of directors.

Listing
Our common stock is traded on the NASDAQ Global Select Market under the symbol, “SND.”

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and our Bylaws

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things our Certificate of Incorporation and Bylaws:

•establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•provide that our board of directors will be divided into three classes, as nearly equal in number as possible, with staggered three-year terms;

•subject to the stockholders agreement, provide that the size of our board of directors may be changed only by resolution of the board of directors;

•subject to the stockholders agreement, provide that all vacancies, including newly created directorships, shall, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled exclusively by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•provide that our stockholders may only amend or repeal our Bylaws with the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares of our stock entitled to vote;

•provide that special meetings of our stockholders may only be called by the board of directors (except that certain stockholders (each, a “Principal Stockholder”) may also call special meetings of our stockholders so long as such Principal Stockholder beneficially owns at least 20% of the voting power of the outstanding shares of our stock);

•provide that our stockholders may only amend our Certificate of Incorporation with the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares of our stock entitled to vote;

•provide that, subject to the rights of the preferred stockholders and the stockholders agreement, if any, any director may be removed only upon the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of our stock entitled to vote; and

•provide that our Bylaws can be amended or repealed by the board of directors.